Exhibit 4.1

SECOND AMENDMENT
TO
AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT
TERRAFORM POWER, LLC
This Second Amendment (this "Amendment") to the Amended and Restated Limited Liability Company Operating Agreement of TerraForm Power, LLC (the "Company"), dated as of July 23, 2014, and associated Adoption Agreement, dated July 23, 2014 (as amended, the "LLC Agreement"), is entered into as of May 1, 2015 (the "Amendment Date") by TerraForm Power, Inc., a Delaware corporation and sole managing member of the Company (the "Managing Member"). Initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the LLC Agreement.
RECITAL
WHEREAS, the Managing Member desires to amend the LLC Agreement to cure certain ambiguities, mistakes, defects or inconsistencies in the LLC Agreement;
WHEREAS, pursuant to Section 9.4 of the LLC Agreement, the Managing Member may, without the written consent of any other Member or any other Person, so amend the LLC Agreement;
WHEREAS, pursuant to Section 9.4 of the LLC Agreement, without further action or execution on the part of any other Member or other Person, this Amendment may be executed solely by the Managing Member and the other Members shall be deemed a party to and bound by this Amendment as of the date of hereof;
WHEREAS, the ratio calculation in the Distribution Forbearance Provisions of the Prospectus for the Company’s initial public offering, dated July 17, 2014, provides as follows: “(i) the As Delivered CAFD (as defined [therein]) with respect to the Contributed Construction Projects and any substitute projects contributed by our Sponsor to Terra LLC in the event any of the identified projects fails to achieve COD, or the “Completed CAFD Contribution Amount” to (ii) a CAFD threshold of $38.84 million, or the “CAFD Forbearance Threshold,” which [was as of the date of the Prospectus] anticipated to be generated by the Contributed Construction Projects”.

AMENDMENT
NOW THEREFORE, the Managing Member hereby amends the LLC Agreement as follows:

1.	Definition of "CAFD Forbearance Threshold". The definition of "CAFD Forbearance Threshold" in the LLC Agreement is replaced in its entirety with the following:
""CAFD Forbearance Threshold" means $38,840,000."

2.	Section 4.1(c). Section 4.1(c) in the LLC Agreement is replaced in its entirety with the following:
"(c) Distribution Forbearance. Notwithstanding the foregoing, during the Distribution Forbearance Period, distributions to the Class B Members shall be limited as follows:
(i) the Class B Members will not, under any circumstances, be entitled to receive any distributions with respect to the third and fourth Quarter of 2014 (i.e., distributions declared on or prior to March 31, 2015); and
(ii) thereafter, when any distribution is made to the Class A Members and Class B1 Members with respect to a specific Quarter, the Class B Members will be entitled to receive, on a per Unit basis, an amount equal to the product of:
(A) the per Unit amount of the distribution to the Class A Members and Class B1 Members, multiplied by
(B) the Completed CAFD Contribution Amount, divided by the CAFD Forbearance Threshold.
Any distributions forgone by the Class B Members pursuant to this Section 4.1(c) will not be distributed to the other Members and will not constitute an arrearage on the Class B Units. After the date on which the Distribution Forbearance Period ends, distributions will be made to the Class B Members in accordance with Section 4.1(a) and Section 4.1(b) above."

3.	Benefit of Agreement. This Amendment is solely for the benefit of the Members, and no other Person shall have any rights under, or because of the existence of, this Amendment.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

5.
Captions. The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

6.
Reference to the LLC Agreement. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this Amendment may refer to the LLC Agreement without making specific reference to this Amendment, but all such references shall be deemed to include this Amendment, unless the context shall otherwise require.

7.
Effectiveness of the LLC Agreement. Except as expressly provided herein, nothing in this Amendment shall be deemed to waive or modify any of the provisions of the LLC Agreement. In the event of any conflict between the LLC Agreement and this Amendment, this Amendment shall prevail.

8.
Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument. Any counterpart may be delivered by facsimile transmission or by electronic communication in portable document format (.pdf).

IN WITNESS WHEREOF, the Managing Member has executed this Amendment, effective as of the date first written above.
TerraForm Power, Inc.
By: /s/ Sebastian Deschler
Name: Sebastian Deschler
Title: Senior Vice President & General Counsel